Met Investors Series Trust BlackRock High Yield Portfolio
Securities Purchases during an Underwriting involving
JPMorgan Securities LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period 07/01/10 through 12/31/10


Portfolio:			BlackRock High Yield Portfolio


Security:			Darling International, Inc. (CUSIP 237266AB7)


Date Purchased:			12/03/2010


Price Per Share:		100.00 USD


Shares Purchased
by the Portfolio *:		250,000,000


Total Principal Purchased
by the Portfolio *:		250,000,000 USD


% of Offering Purchased
by the Portfolio:		2.00%


Broker:				JPMorgan Securities LLC


Member:				JPMorgan Securities LLC
                                Goldman Sachs & Co.
				BMO Capital Markets Corp.
				PNC Capital Markets LLC